Exhibit 99.1

CONTACT:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Communications
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Announces
First Quarter 2003 Results

NEEDHAM, Mass., April 16, 2003 — Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the first quarter of 2003 was $15,534,000 compared to $18,422,000 for the first quarter of 2002.  The company’s loss from continuing operations in the first quarter of 2003 was $1,663,000, or $0.14 per share, compared to a loss from continuing operations of $1,888,000, or $0.15 per share, for the same period in 2002.

In the first quarter of 2003, the company did not have any gains or losses from discontinued operations.  In the first quarter of 2002, the company recorded a net gain of $80,000 from discontinued operations.  The company’s net loss in the first quarter of 2003 was $1,663,000, or $0.14 per share, compared to a net loss of $1,808,000, or $0.15 per share, for the first quarter of 2002.

“Brooktrout’s business continues to withstand the pressures of the current economic climate.  Our strategy is focused on our customers and our partners, bringing them the enabling technologies they require to develop important and necessary communications applications.  Despite a weak overall economy, bigger, faster, and more effective communications networks are still needed,” said Eric Giler, president of Brooktrout.  “During the first quarter of 2003, our gross margin improved to about 59% compared to approximately 52% in the first quarter of 2002. We continue to streamline operations and control expenses, and as a result, our operating expenses decreased to about $11.9 million versus $13.1 million in the first quarter of 2002.  We ended the quarter with cash and marketable securities balances of almost $46 million, primarily due to a tax refund received in the first quarter of 2003. These balances are at a level we have not seen for three years, and we have no long-term debt.”

Business Outlook

Giler continued with the following outlook for the second quarter of 2003, “We believe that second quarter revenue will be similar to the first quarter of 2003, or approximately $15 million to $16 million. Our gross margin for the second quarter of 2003 is expected to be similar to the gross margin experienced in the first quarter of 2003.  We anticipate that total operating expenses for the second quarter will be between $12 million and $12.5 million, and we expect a net loss of approximately $2 million to $3 million.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, April 16, 2003, to discuss these quarterly results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

The webcast will be available on Brooktrout’s website until Wednesday, April 23, 2003.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #3862688, until midnight ET on Thursday, April 17, 2003.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the company withstanding the pressures of the current economic climate and continuing to streamline operations and control expenses; statements regarding the company bringing customers enabling technologies they require to develop communications applications; statements that bigger, faster, more effective communications networks are still needed; and statements regarding the company’s revenue, gross margin, operating expense and net loss guidance for the second quarter of 2003.  Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. In particular, there is a risk that we will not be able to continue to withstand the pressures of the current economic climate and to streamline operations and control expenses; that gross margins will not continue to improve; and that cash balances will not continue to grow. Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries.

Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 27, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ — a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

BROOKTROUT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002

Revenue	$15,534	$18,422

Costs and expenses:
Cost of product sold	6,330	8,798
Research and development	4,586	5,619
Selling, general and administrative	7,269	7,481
Total costs and expenses	18,185	21,898

Operating loss	(2,651)	(3,476)

Other income, net	200	221
Loss before income taxes	(2,451)	(3,255)

Income tax (benefit)	(788)	(1,367)

Loss from continuing operations	(1,663)	(1,888)

Gain from discontinued operations, net of taxes (1)	—	80

Net loss	$(1,663)	$(1,808)

Loss from continuing operations per common share, basic and diluted	$(0.14)	$(0.15)

Net loss per common share, basic and diluted	$(0.14)	$(0.15)

Basic and diluted weighted average shares outstanding	12,282	12,207

(1) For the three months ended March 31, 2002, gain from discontinued operations is net of an income tax benefit of $785.

BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$45,934	$41,788
Accounts receivable (less allowance for doubtful accounts and sales returns of $1,687 in 2003 and $1,679 in 2002)	7,740	8,853
Inventory	6,163	6,797
Deferred taxes and other current assets	5,863	11,229
Total current assets	65,700	68,667

Equipment and furniture, less accumulated depreciation and amortization	2,975	3,404
Intangible assets, less accumulated amortization	7,029	7,412
Deferred taxes and other non current assets	10,687	10,852

Total assets	$86,391	$90,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities and deferred rent	$12,882	$15,237

Stockholders’ equity	73,509	75,098

Total liabilities and stockholders’ equity	$86,391	$90,335